UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2008

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2008, Tercica, Inc. (“Tercica”) and Lonza Biologics, Inc. (“Lonza Biologics”) entered into a Manufacturing Services Agreement (the “New Lonza Manufacturing Agreement”) for the manufacture and supply of bulk recombinant human insulin-like growth factor-1 (“IGF-1”) used in the manufacture of Increlex®, which New Lonza Manufacturing Agreement is effective retroactive to July 21, 2008.

The New Lonza Manufacturing Agreement supersedes and replaces in its entirety that certain Agreement, dated May 14, 2007, by and between Tercica and Lonza Hopkinton, Inc. (the “Prior Lonza Agreement”) pursuant to which Lonza Hopkinton, Inc. was originally retained as Tercica’s contract manufacturer for bulk IGF-1 and pursuant to which the parties effected a technology transfer of Tercica’s manufacturing process for bulk IGF-1 to Lonza Hopkinton, Inc.’s facility in Hopkinton, Massachusetts (the “Hopkinton Site”). The Prior Lonza Agreement governed the parties’ rights and obligations with respect to the production of bulk IGF-1 and expressly contemplated the entry into the New Lonza Manufacturing Agreement, which is a more detailed agreement incorporating, and containing terms and conditions consistent with, the terms and conditions of the Prior Lonza Agreement. Under the New Lonza Manufacturing Agreement, Lonza Biologics will continue to provide Tercica with process development technical support and manufacturing services for the production of bulk IGF-1 at the Hopkinton Site. Lonza Biologics retains all payments made by Tercica under the Prior Lonza Agreement, and Tercica is obligated to make certain additional up-front, non-refundable payments to Lonza Biologics, as well as to pay Lonza Biologics for certain costs and other work performed. If, after the parties set the date in the project schedule, Tercica delays the date for the initiation of production activities in the manufacturing suite under current Good Manufacturing Practices (“cGMP”) at the Hopkinton Site, Tercica is obligated to pay a penalty fee commensurate to the length of the delay, unless the delay is solely due to the request of Lonza Biologics or compelled by the requirements of the FDA or the European Medicines Agency. Tercica agreed to purchase bulk IGF-1 batches from Lonza Biologics on a per-batch basis plus the acquisition cost of any materials used in the manufacture of such batches (subject to the parties’ agreement to switch to per-gram pricing under certain circumstances). Tercica also agreed to certain minimum purchase requirements and agreed it would not manufacture, or seek alternative manufacturers for, bulk IGF-1 during the term of the New Lonza Manufacturing Agreement, subject to certain exceptions.

Although the New Lonza Manufacturing Agreement did not enter into full force and effect until Lonza Biologics delivered the fully-signed document to Tercica on July 30, 2008, the New Lonza Manufacturing Agreement carries an effective date retroactive to July 21, 2008. In addition, the New Lonza Manufacturing Agreement carries an initial term of eight years, subject to renewal for one or more additional terms of five years each, provided the parties agree to any such renewal no later than two years prior to the expiration of the initial term or any renewal term. Lonza Biologics and Tercica are each able to terminate the New Lonza Manufacturing Agreement for convenience upon three years’ prior written notice, as well as for cause.

The foregoing is only a brief description of the material terms of the New Lonza Manufacturing Agreement, does not purport to be complete and is qualified in its entirety by the New Lonza Manufacturing Agreement that will be filed as an exhibit to Tercica’s quarterly report on Form 10-Q for the quarter ending September 30, 2008.

Item 1.02. Termination of a Material Definitive Agreement.

Reference is made to the disclosures under Item 1.01 above with respect to the Prior Lonza Agreement, which was terminated at the time the parties entered into the New Lonza Manufacturing Agreement. The description of the Prior Lonza Agreement under Item 1.01 above does not purport to be complete and is qualified in its entirety by the Prior Lonza Agreement, a copy of which was filed as Exhibit 10.8D to Tercica’s quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

Dated: August 5, 2008	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield Executive Vice President of Legal Affairs